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TABLE OF CONTENTS

Exhibit 3.2

EXECUTION COPY

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

WORLDSPAN, L.P.

Dated as of June 30, 2003

SEVENTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
WORLDSPAN, L.P.
Dated as of June 30, 2003

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
1.1.	Act.
1.2.	Additional Capital Contributions.
1.3.	Affiliate.
1.4.	Annual Period.
1.5.	Capital Balance.
1.6.	Code.
1.7.	Initial Capital Contributions.
1.8.	Majority in Interest of the Limited Partners.
1.9.	Net Cash Flow.
1.10.	Net Income and Net Loss.
1.11.	Participation Percentage.
1.12.	Partners' Loans.
1.13.	Person.
1.14.	Prime Rate.
ARTICLE II	GENERAL PROVISIONS
2.1.	Formation.
2.2.	Term.
2.3.	Name.
2.4.	Purpose.
2.5.	Place of Business.
2.6.	Nature of Partners' Interests.
ARTICLE III	CAPITAL CONTRIBUTIONS; LOANS
3.1.	Initial Capital Contributions.
3.2.	Additional Capital Contributions; Partners' Loans.
3.3.	Use of Capital Contributions and Loans.
ARTICLE IV	MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP
4.1.	Management.
4.2.	Officers.
ARTICLE V	RIGHTS AND RESTRICTIONS OF THE GENERAL PARTNER
5.1.	Duties and Powers of the General Partner.
5.2.	Additional Services of the General Partner; Fees, Compensation and Reimbursement of Expenses.
5.3.	Concerning the Limited Partners.

i

ARTICLE VI	DISTRIBUTIONS AND ALLOCATIONS
6.1.	Distributions of Net Cash Flow.
6.2.	Allocation of Profits and Losses.
6.3.	Compliance with Treasury Regulations.
ARTICLE VII	BOOKS AND RECORDS; TAX MATTERS
7.1.	Accounting.
7.2.	Statements.
7.3.	Inspection.
ARTICLE VIII	TRANSFER OF PARTNERSHIP INTERESTS; WITHDRAWAL OF PARTNERS; ADDITIONAL PARTNERS
8.1.	Transfer of General Partnership Interests.
8.2.	Transfer of Limited Partnership Interests.
8.3.	Expenses.
8.4.	Withdrawal Of Partners.
8.5.	Death, Legal Incapacity, Bankruptcy or Dissolution of a Limited Partner.
8.6.	Status of Interests Transferred.
8.7.	Additional Limited Partners.
ARTICLE IX	DISSOLUTION AND TERMINATION
9.1.	Dissolution.
9.2.	Appointment of Liquidating Partner.
9.3.	Distributions and Other Matters.
9.4.	Distributions of Property.
9.5.	Actions of the Liquidating Partner; Statements of Account.
ARTICLE X	INDEMNIFICATION AND CONTRIBUTION
10.1.	Limitations on Liability.
10.2.	Indemnification.
10.3.	Insurance.
10.4.	Contribution Among General Partners.
10.5.	No Per Se Denial For Interested Parties.
10.6.	Survival After Partner Withdrawal.
ARTICLE XI	NOTICES AND COMMUNICATIONS
11.1.	Notices.
11.2.	Change of Address.
11.3.	Method and Time of Communications.
ARTICLE XII	MISCELLANEOUS
12.1.	Certificate of Partnership Interest.
12.2.	Opt in to UCC Article 8.
12.3.	Filings.
12.4.	Bank Accounts.
12.5.	Inspections.

12.6.	Other Remedies.
12.7.	Partners as Creditors.
12.8.	Independent Ventures.
12.9.	Non Partition.
12.10.	Partial Invalidity.
12.11.	Governing Law; Parties in Interest.
12.12.	Amendment.
12.13.	Execution in Counterparts.
12.14.	Computation of Time.
12.15.	Table of Contents; Titles and Captions.
12.16.	Pronouns and Plurals.
12.17.	Exhibits.
12.18.	Entire Agreement.

Exhibits

Exhibit A	Schedule of Partners' Initial Capital Contributions, Capital Balances and Participation Percentages
Exhibit B	Names and Addresses and Certain Responsibilities of Partners
Exhibit C	Form of Certificate

SEVENTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
WORLDSPAN, L.P.

        THIS SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") is made as of June 30, 2003, by and between Travel Transaction Processing Corporation, a Delaware limited liability company, as general partner (the "General Partner"), and WS Holdings LLC, a Delaware limited liability company, as limited partner (the "Limited Partner"). The General Partner and the Limited Partner are sometimes referred to herein collectively as the "Partners," or each individually as a "Partner."

        In consideration of the covenants and conditions herein contained, and intending to be legally bound hereby, the Partners agree:

ARTICLE I

DEFINITIONS

        Certain terms when used in this Agreement shall have the meanings set forth in the context hereof. The following terms when used in this Agreement shall have the respective meanings set forth below:

        1.1.    Act.     The Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-01 et seq., as amended from time to time, and all successors thereto.

        1.2.    Additional Capital Contributions.     Any additional cash contributions of a Partner to the capital of the Partnership made pursuant to Section 3.2 hereof.

        1.3.    Affiliate.     A person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

        1.4.    Annual Period.     Any full calendar year commencing on January 1 and ending on the next succeeding December 31.

        1.5.    Capital Balance.     The Initial and Additional Capital Contributions of a Partner; in each case as reduced from time to time by cash distributions to such Partner made pursuant to Section 9.3 E., as appropriate, which cash distributions, in accordance with the aforementioned Sections, are in reduction of a Partner's Capital Balance; and in each case as increased from time to time by any contributions by such Partner which are Initial Capital Contributions or Additional Capital Contributions. At no time shall a Partner's Capital Balance be reduced, or be deemed to be reduced, below zero.

        1.6.    Code.     The Internal Revenue Code of 1986, as amended from time to time, and all successors thereto.

        1.7.    Initial Capital Contributions.     The capital contributions of the Partners as described in Section 3.1 hereof and in Exhibit A hereto.

        1.8.    Majority in Interest of the Limited Partners.     Limited Partners holding a majority of the Participation Percentages held by all Limited Partners.

        1.9.    Net Cash Flow.     Net Cash Flow of the Partnership with respect to any fiscal period shall mean all cash receipts of the Partnership, reduced by (i) cash disbursements, and (ii) a reasonable amount for addition to a reserve for contingencies, working capital, repairs, improvements, replacements, expenses and the payment of Partnership obligations, such amount to be established by the General Partner in its reasonable discretion.

        1.10.    Net Income and Net Loss.     The net income or loss of the Partnership as shown or reported on the Partnership's U.S. Partnership Return of Income, determined on an accrual basis, plus any income exempt from federal income tax and less any nondeductible, noncapital expenses.

        1.11.    Participation Percentage.     The Participation Percentages of the Partners, as of the date hereof, are as set forth in Exhibit A hereto.

        1.12.    Partners' Loans.     All amounts loaned by Partners to the Partnership pursuant to Section 3.2 hereof.

        1.13.    Person.     Any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

        1.14.    Prime Rate.     The prime lending rate as set forth on the British Banking Association Telerate Page 5, as in effect from time to time.

ARTICLE II

GENERAL PROVISIONS

        2.1.    Formation.     Certain former partners, effective on February 7, 1990 with the filing of the initial Certificate with the Delaware Secretary of State, formed Worldspan, L.P. as a limited partnership (the "Partnership") pursuant to the Act, and the Partners by the execution hereof, are continuing the Partnership, for the purposes set forth in Section 2.4 hereof.

        2.2.    Term.     The term of the Partnership commenced on February 7, 1990 and shall continue until the Partnership is dissolved pursuant to Article IX hereof.

        2.3.    Name.     The business of the Partnership shall be carried on under the name "Worldspan, L.P."

        2.4.    Purpose.     The purpose and character of the business of the Partnership shall be to (i) develop, operate and market services related to airline and other travel suppliers, reservations and tickets; (ii) engage in other activities approved by the Board of Directors of the Partnership (the "Board") pursuant to Section 4.1 hereof; and (iii) engage in any lawful act or activity for which limited partnerships may be organized under the Act. The Partnership may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership to possess any purpose or power, or to do any act or thing, forbidden by law to a limited partnership organized under the laws of the State of Delaware.

        2.5.    Place of Business.     The Partnership's principal place of business shall be at 300 Galleria Parkway, N.W., Atlanta, Georgia 30339. The Partnership may have such other or additional places of business or offices as the General Partner may from time to time designate.

        2.6.    Nature of Partners' Interests.     The interests of the Partners in the Partnership shall be personal property for all purposes. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be owned by the Partnership as an entity, and no Partner individually shall have any ownership of such property.

ARTICLE III

CAPITAL CONTRIBUTIONS; LOANS

        3.1.    Initial Capital Contributions.     Effective as of February 7, 1990, the Partnership and certain former partners assigned, transferred, licensed and delivered to the Partnership certain cash and non-cash assets, and the Partnership, in connection with such transfers and assignments, assumed certain liabilities, obligations and commitments of such Partners. Upon the purchase of the general and limited partnership interests by the Partners on June 30, 2003, the Partnership was terminated for federal income tax purposes. The initial capital accounts and capital contributions of the new partnership for federal income tax purposes are set forth on Exhibit A hereto (collectively, their respective "Initial Capital Contributions").

        3.2.    Additional Capital Contributions; Partners' Loans.

        A.    Subject to the requirements of Section 3.2 B. hereof, the General Partner shall have the power and authority to borrow money and accept Additional Capital Contributions for any Partnership purpose. No Partner shall be required to make any Additional Capital Contributions or Partners' Loans to the Partnership.

        B.    At any time and from time to time after the date hereof, any Partner may (but, except as provided in Section 3.2 D, no Partner shall be obligated to) make Additional Capital Contributions or Partners' Loans to the Partnership if (i) the General Partner approves any such contribution or loan in writing, and (ii) the General Partner first offers to all Partners (in accordance with their respective Participation Percentages) the opportunity to participate in any such contribution or loan on the same terms and conditions that are offered to any Partner. The foregoing offer by the General Partner shall be forwarded by written notice delivered in accordance with the requirements of Article XI hereof, and must be accepted (or will be deemed to have been rejected) within fifteen (15) days thereafter by a written notice to the General Partner likewise delivered in accordance with the requirements of Article XI. Following the expiration of such fifteen (15) day period, the General Partner shall have the power to accept Additional Capital Contributions or Partners' Loans, as the case may be, from any Partner (without regard to its Participation Percentage or to the number of other Partners which may have accepted the offer), on the same terms and conditions as were offered to all Partners; provided, however, that any Partner which accepted the General Partner's offer within the time limits specified herein shall have the right to contribute or loan, as the case may be, an amount which, when compared to the aggregate Participation Percentages of all Partners who so accepted the offer, is proportionate to its Participation Percentage.

        C.    If any Partner advances any funds to the Partnership after the date of this Agreement (except in the case of Additional Capital Contributions made pursuant to this Section 3.2), such advances will be treated as Partners' Loans, will not increase such Partner's Participation Percentage, and the amount thereof will be a debt due from the Partnership to such Partner, entitled to the priorities described in Article VI and Section 9.3 hereof, to be repaid with such interest as will be expressly agreed upon, or in the absence of agreement with interest at a floating rate equal to one percent per annum in excess of the announced or published Prime Rate in effect on such day. No Partner, subject in any case to the remaining provisions of this Section 3.2, may make a Partners' Loan to the Partnership unless the other Partners are first given the opportunity to participate in the loan as required by Section 3.2 B. above.

        D.    Notwithstanding the foregoing limitations, the General Partner shall be permitted, if in its opinion funds are needed by the Partnership in furtherance of the Partnership purpose, to make one or more Partners' Loans to the Partnership without giving the other Partners an opportunity to participate therein, provided in all cases the aggregate principal amount of all Partners' Loans made pursuant to the right reserved in this Section 3.2 D. shall not exceed the lesser of (a) 20% of the aggregate Initial Capital Contributions of the Partners as shown on Exhibit A, or (b) $1,000,000. Promptly following the making of any such Partners' Loan, the General Partner shall request each Limited Partner to make, and each Limited Partner shall make within 15 business days of receipt of such request, an Additional Capital Contribution equal to the product of the amount of the Partners' Loan most recently made pursuant to this Section 3.2 D. times a fraction, the numerator of which is the Participation Percentage held by the respective Limited Partner and the denominator of which is the sum of the Participation Percentages held by all Limited Partners.

        E.    Notwithstanding any of the foregoing provisions, no Partners' Loans shall be made which would be treated as "acquisition indebtedness" under Code Section 514(c)(9)(B)(v) and (vi) or any successor provision.

        3.3.    Use of Capital Contributions and Loans.     The Initial Capital Contributions of the Partners, all proceeds of Partnership borrowings, and any Additional Capital Contributions and Partners' Loans made pursuant to this Agreement shall be used and applied only for any Partnership purpose as determined by the General Partner.

ARTICLE IV

MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP

        4.1.    Management.

        A.    The business and affairs of the Company shall be managed by the General Partner acting through the Board. Subject to the express limitations contained in any provision of this Agreement, the Board shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement. The General Partner may establish the nature and scope of the powers of the Board.

        B. Subject to the rights and powers of the General Partner and the limitations thereon contained herein, the Board may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Board may reasonably determine.

        C. The initial Board shall be composed of ten members (the "Directors") who shall hold office until their successors have been elected or qualified by the General Partner. The initial directors of the Company shall be Rakesh Gangwal, M. Gregory O'Hara, Paul J. Blackney, Shael J. Dolman, Ian D. Highet, James W. Leech, Dean G. Metcalf, Paul C. Schorr IV, Joseph M. Silvestri and David F. Thomas.

        D.    The directors may be compensated for their services to the Company, as determined in the sole discretion of the General Partner.

        4.2.    Officers.

        A.    The Board may, from time to time as they deem advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Any number of offices may be held by the same person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 4.2A may be revoked or revised at any time by the Board.

ARTICLE V

RIGHTS AND RESTRICTIONS OF THE GENERAL PARTNER

        5.1.    Duties and Powers of the General Partner.

        A.    The General Partner specified on Exhibit B shall have the responsibility for managing the day-to-day affairs of the Partnership in the ordinary course of its business.

        B.    The General Partner will possess all of the powers and rights of a general partner under the Act. Without limiting the generality of the foregoing, the General Partner shall have the following powers and the General Partner is authorized on behalf of the Partnership to do or cause to be done the following:

          (1)   enter into agreements for acquisition, construction, long term, standby and any other loans to or borrowings by the Partnership; confess judgment against the Partnership if and to the extent required by or in connection with any such loan or other borrowing and appoint an attorney-in-fact for the Partnership in connection with any such confession of judgment; execute, in the name and on behalf of the Partnership, all notes, mortgages, deeds of trust, and other agreements, instruments or documents necessary in connection therewith; and borrow money in accordance therewith for any Partnership purpose; it being understood and recognized that the General Partner shall use reasonable efforts to obtain (but shall not be required to obtain) a provision in each note, mortgage, deed of trust and other loan agreement, document and instrument binding on the Partnership limiting the claims of the respective lenders thereunder to the assets of the Partnership and expressly waiving all rights of such lenders to proceed against any Partner individually, or against any officer, director, stockholder, member or partner of a corporate, limited liability company or partnership Partner, except to the extent of their interests in the Partnership;

          (2)   pay to any person or persons placing the same, in respect of the placing of acquisition, construction, long term, standby and/or other loans to the Partnership, a mortgage brokerage, placement or similar fee;

          (3)   prepare and distribute, or cause to be prepared and distributed, the statements and reports described in Article VII hereof;

          (4)   purchase and maintain fire and extended coverage, liability, workmen's compensation, rental loss and other insurance as such General Partner deems necessary or advisable;

          (5)   make all required payments of principal and interest with respect to any indebtedness of the Partnership;

          (6)   pay all taxes and assessments levied against the Partnership;

          (7)   employ and dismiss from employment any and all employees and agents, and obtain all legal, leasing, accounting and other services necessary in connection with the operation or management of the Partnership;

          (8)   sell, exchange, lease or otherwise dispose of all or any portion of the Partnership, improved or unimproved, and in whole or in part; all on behalf of the Partnership and to such persons, for such consideration, and on such other terms and conditions as the General Partner, in its discretion, shall determine;

          (9)   supervise the business of the Partnership, and hire, on behalf of the Partnership, such architects, engineers, surveyors, contractors, subcontractors and other design professionals or other experts as may be necessary or desirable in connection therewith;

          (10) pay, collect, compromise, arbitrate, resort to legal action or otherwise adjust claims or demands of or against the Partnership;

          (11) generally do all things in connection with any of the foregoing, generally manage, oversee and administer the day-to-day business and affairs of the Partnership and execute all documents on behalf of the Partnership in connection therewith, and sign or accept all checks, notes and drafts on the Partnership's behalf and, except as expressly restricted herein, pay as a Partnership expense all costs or expenses connected with the operation or management of the Partnership.

        C.    In connection with its exercise of any of its powers, the General Partner on behalf of the Partnership will be permitted to contract for or with respect to any of the services and other matters contemplated thereby with any person, firm, corporation, partnership, limited liability company or other entity affiliated or otherwise connected, directly or indirectly, with the General Partner; provided in all cases that the prior written consent of a Majority in Interest of the Limited Partners is obtained.

        D.    Notwithstanding any other provisions of this Agreement, the General Partner shall not have the authority, without the written consent or ratification of a Majority in Interest of the Limited Partners, to (i) except as expressly provided herein, do or fail to do any act which would make it impossible to carry on the ordinary business of the Partnership; or (ii) possess Partnership property, or assign its rights in specific Partnership property, for other than a Partnership purpose.

        E.    The General Partner and its affiliates shall be permitted to continue their respective other or new business interests independent from the business of the Partnership. The General Partner and its affiliates will not be required to devote all of its or their time or attention to the management and other affairs of the Partnership, but each will devote thereto as much of its time and attention as may be reasonably required to promote the purposes of the Partnership in an efficient, effective and diligent manner.

        5.2.    Additional Services of the General Partner; Fees, Compensation and Reimbursement of Expenses.

        A.    The General Partner shall devote so much of its time and effort to the management and other affairs of the Partnership as may be reasonably required to promote the purposes of the Partnership in an efficient, effective and diligent manner. Without limiting the generality of the foregoing, the General Partner shall oversee and administer all of the duties and powers outlined in Section 5.1 B. hereof, and the General Partner shall devote so much of its attention and loyalty to the performance of its duties under this Agreement as shall be required for the efficient management of the Partnership's business.

        B.    The General Partner shall not be entitled to receive any fee or compensation of any kind for its services as General Partner.

        C.    The General Partner shall be entitled to reimbursement for third party out-of-pocket costs (plus a fair allocation of the General Partner's overhead) (without any mark-up above actual costs incurred) incurred or allocable to the period after the date of this Agreement and related to the management of the Partnership and its business, including without limitation financing, asset management, property management, refinancing and disposition.

        5.3.    Concerning the Limited Partners.     The Limited Partners shall not take part in the management or control of the business of the Partnership except to the limited extent provided in Section 5.1.A. The Limited Partners shall have no personal liability with respect to liabilities and obligations of the Partnership.

ARTICLE VI

DISTRIBUTIONS AND ALLOCATIONS

        6.1.    Distributions of Net Cash Flow.     All Net Cash Flow, if any, realized by or available to the Partnership for each Annual Period shall be distributed from time to time as determined by the General Partner in his, her or its sole discretion in the following order of priority to the extent available:

        A.    To the Partners in repayment of the entire principal amounts of any outstanding Partners' Loans, together with all accrued but unpaid interest thereon, first on account of accrued interest thereon (in proportion to the interest so accrued) and then in repayment of the principal amounts thereof (in proportion to the respective outstanding amounts of principal); and, thereafter,

        B.    To all Partners in accordance with their respective Participation Percentages.

        6.2.    Allocation of Profits and Losses.     Net Income or Net Loss for each fiscal year shall be allocated as follows:

        A. Items of Net Income shall be allocated:

          (1)   to those Partners to whom there have been cumulative allocations of Net Loss in excess of Net Income, in proportion to such cumulative excesses, until such cumulative excesses have been eliminated; and, thereafter,

          (2)   to all Partners in proportion to their respective Participation Percentages.

        B.    Net Loss shall be allocated to all Partners in proportion to their respective Participation Percentages.

        6.3.    Compliance with Treasury Regulations.     The allocations of items of income, gain, loss or deduction are intended to comply with Treasury Regulations issued pursuant to Section 704(b) of the Code as in effect on the date hereof and Code Section 514(c)(9) as explained in Internal Revenue Notice 90-41, or any successor notice or Treasury Regulations or notices. The General Partner is authorized and directed to modify the allocations hereof if necessary to comply with such regulations or notices. Recognizing the complexity of the allocations pursuant to this Agreement, the General Partner is authorized and directed to modify these allocations to ensure that they achieve results that are consistent with the distribution provisions. The General Partner may not, however, modify or otherwise change the provisions regarding distributions contained in Section 6.1 hereof without complying with the provisions of Section 12.12 hereof.

ARTICLE VII

BOOKS AND RECORDS; TAX MATTERS

        7.1.    Accounting.     Except as may be otherwise directed by the General Partner or required by the Code, the Partnership shall maintain its books and records on the accrual method of accounting and on a calendar year basis. Appropriate records will be kept so that upon each closing of the Partnership books it is possible to determine, among other items defined in this Agreement: (i) the amount of capital actually contributed by each Partner; (ii) the amount of cash or other property distributed to each Partner; and (iii) the amount of Partners' Loans, Capital Balances, Net Cash Flow and Net Income.

        7.2.    Statements.     Within ninety (90) days after the close of each fiscal period of the Partnership, the General Partner shall furnish to each Partner, with respect to such period, (i) a profit and loss statement; (ii) a statement of source and application of funds; (iii) a Partnership balance sheet as of the close of such period; and (iv) such other statements showing in reasonable detail each Partner's interest in each of the items described in Section 7.1 hereof.

        7.3.    Inspection.     All books of account and all other records of the Partnership (including an executed counterpart of this Agreement and all amendments hereto, and an executed counterpart of the certificate, and all amendments thereto) shall at all times be kept by the General Partner at the Partnership's principal office address, and may be inspected at any reasonable time by any Partner.

ARTICLE VIII

TRANSFER OF PARTNERSHIP INTERESTS; WITHDRAWAL OF PARTNERS; ADDITIONAL PARTNERS

        8.1.    Transfer of General Partnership Interests.     During the entire term of the Partnership, the General Partner shall not sell, convey, assign, pledge, hypothecate, transfer or otherwise dispose of or encumber all or any part of its interest in the Partnership, other than the pledge of its interest in the Partnership pursuant to the Guarantee and Collateral Agreement and its related schedules, exhibits and annex, dated as of the date hereof (the "Guarantee and Collateral Agreement"), to be entered into by and among the General Partner, the Limited Partner, the Partnership, certain of the Partnership's subsidiaries and Lehman Commercial Paper Inc., as administrative agent for the banks and other financial institutions or entities from time to time parties to the Credit Agreement (as defined in the Guarantee and Collateral Agreement), without the prior written consent of a Majority in Interest of the Limited Partners, such consent to be given or withheld by the Limited Partners in their sole discretion.

        8.2.    Transfer of Limited Partnership Interests.     The Partnership interest of a Limited Partner, or any part thereof, may not be transferred or assigned, and no such transferee or assignee may be admitted as a substituted limited partner of the Partnership, other than the pledge of its interest in the Partnership pursuant to the Guarantee and Collateral Agreement and its related schedules, exhibits and annex, dated as of the date hereof (the "Guarantee and Collateral Agreement"), to be entered into by and among the General Partner, the Limited Partner, the Partnership, certain of the Partnership's subsidiaries and Lehman Commercial Paper Inc., as administrative agent for the banks and other financial institutions or entities from time to time parties to the Credit Agreement (as defined in the Guarantee and Collateral Agreement), unless in each instance:

          A.    A duly executed and acknowledged instrument of assignment, setting forth the intention of the assignor that the assignee become a substituted limited partner in its place, is delivered to the General Partner;

          B.    The assignor and assignee execute and acknowledge such other instruments as the General Partner reasonably may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement and the assumption of any unperformed obligation of the assignor (provided that such assignor shall not thereby be released from any of its unperformed obligations hereunder);

          C.    The prior written consent of the General Partner is obtained, the granting or withholding of which is within the General Partner's sole discretion; and

          D.    The prior written consent of a Majority in Interest of the Limited Partners is obtained, such consent to be given or withheld by the Limited Partners in their sole discretion.

        8.3.    Expenses.     Expenses of the Partnership or of any Partner (other than the transferee) occasioned by transfers of interests held by Partners shall be reimbursed to the Partnership or Partner, as the case may be, by the transferring Partner.

        8.4.    Withdrawal Of Partners.

          A.    The General Partner may not voluntarily withdraw or retire from the Partnership without the prior written consent of a Majority in Interest of the Limited Partners, such consent to be given or withheld by the Limited Partners in their sole discretion.

          B.    No Limited Partner may voluntarily withdraw or retire from the Partnership except upon the assignment of its entire interest in the Partnership (if and as permitted by this Article VIII) or upon the surrender, abandonment or other voiding of its interest pursuant to the next succeeding sentence hereof. Any Limited Partner may at any time, by at least thirty (30) days prior written notice delivered to the General Partner, renounce its interest in all current and future profits, losses and distributions of the Partnership, and abandon to the Partnership its capital contributions; provided, however, that any such surrender, abandonment or other voiding shall not in any case affect the withdrawing Partner's obligations hereunder.

        8.5.    Death, Legal Incapacity, Bankruptcy or Dissolution of a Limited Partner.     Upon the death, legal incapacity or bankruptcy of an individual Limited Partner or the bankruptcy or dissolution of a corporate or other non-individual Limited Partner, its personal representative will have all the rights of the Limited Partner for the purpose of settling or managing its estate, and such power as the deceased, incompetent, bankrupt or dissolved Limited Partner possessed to constitute a successor as an assign of its interest in the Partnership and to join with such assignee in making application to substitute such assignee as a substituted limited partner.

        8.6.    Status of Interests Transferred.     In any transfer, assignment or conveyance (or retransfer, reassignment or reconveyance) of a general or limited partnership interest herein by a Partner or other Partner or other person, by the express terms of this Agreement or by operation of law, the transferee or assignee shall succeed to the same share of profits and losses of the Partnership and the same Participation Percentages, distribution priorities and ownership rights as were incident to the interest so transferred, assigned or conveyed.

        8.7.    Additional Limited Partners.     Additional Limited Partners may be admitted to the Partnership only upon the written consent of the General Partner and Majority in Interest of the Limited Partners, and only upon the terms and conditions set forth in the instrument evidencing the consents required hereby.

ARTICLE IX

DISSOLUTION AND TERMINATION

        9.1.    Dissolution.

          A.    The Partnership will be dissolved:

            (1)   upon the retirement, bankruptcy, withdrawal, removal or dissolution of a corporate or partnership General Partner, unless (a) the remaining General Partner, if one or more remains, elects to continue the business of the Partnership, or (b) if no General Partner remains, 100% of the Limited Partners consent to the continuation of the business of the Partnership and select a successor general partner; or

            (2)   upon the approval of the General Partner;

  provided, however, that the Partnership shall not terminate until its affairs have been wound up and its assets distributed as provided herein.

          B.    If the business of the Partnership is continued pursuant to Section 9.1A(1) above, (i) the Partnership will continue until the subsequent removal, bankruptcy, retirement, withdrawal or dissolution of a remaining or successor general partner, in which event the election to continue, as above set forth, will again be effective; and (ii) in any such case the incompetent, removed, retired, withdrawn or bankrupt General Partner (or his, her or its legal representative) or the successor in interest of a deceased or dissolved General Partner will become a Limited Partner with the same share of profits and losses of the Partnership and the same Participation Percentage and distribution priorities as before such event and, except as expressly provided elsewhere herein, will have all the rights of a Limited Partner.

        9.2.    Appointment of Liquidating Partner.

          A.    Upon the dissolution of the Partnership, if the Partnership's business is not continued pursuant to Section 9.1 hereof, the General Partner (provided it then is a General Partner hereof) shall act as Liquidating Partner on the terms hereinafter set forth; or if it no longer is General Partner hereof, then a Majority in Interest of the Limited Partners (or their legal representatives, heirs, successors or assigns) shall select a Partner (the "Liquidating Partner") to wind up the affairs of the Partnership and to distribute its assets. Another Partner shall be selected (in the same manner and for the same purpose) to succeed the Partner originally selected or any subsequently selected successor whenever the Partner originally selected or any such subsequently selected successor, as the case may be, fails for any reason to carry out such purpose. The Partner so selected and acting hereunder from time to time may be any General Partner or any other individual, corporation, limited liability company or general or limited partnership, shall be compensated for his or its services hereunder (as and to the extent authorized by the General Partner, but no compensation shall be payable if the Liquidating Partner is a Partner or is affiliated, directly or indirectly, with a Partner), and shall proceed diligently to wind up the affairs of the Partnership and distribute its assets in the manner hereinafter provided.

          B.    No Partner (other than the General Partner) shall be required to accept appointment as Liquidating Partner. If no Partner is willing to accept such appointment, a Majority in Interest of the Limited Partners shall select a third person to act in that capacity, and the person so selected shall for all purposes of this Agreement have the rights, powers and obligations of Liquidating Partner.

        9.3.    Distributions and Other Matters.     Promptly upon the dissolution of the Partnership, if the Partnership's business is not continued pursuant to Section 9.1 hereof, the Partners (or their legal representatives, heirs, successors or assigns) will cause the cancellation of the Certificate, and the Liquidating Partner will liquidate the assets of the Partnership and apply and distribute the proceeds of liquidation in the following order of priority to the extent available:

          A.    To payment of the debts and liabilities of the Partnership (other than those to Partners) in the order of priority provided by law; provided that the Liquidating Partner shall first pay, to the extent permitted by law, liabilities with respect to which any Partner is or may be personally liable;

          B.    To payment of the expenses of liquidation of the Partnership in the order of priority provided by law; provided that the Liquidating Partner shall first pay, to the extent permitted by law, expenses with respect to which any Partner is or may be personally liable;

          C.    To the setting up of such reserves as the Liquidating Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership business; provided that any such reserve will be held by the Liquidating Partner for the purposes of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the Liquidating Partner shall deem advisable (but in no case to exceed eighteen (18) months from the date of dissolution unless an extension of time is consented to by a Majority in Interest of the Limited Partners), to distribute the balance thereafter remaining in the manner hereinafter provided;

          D.    To the Partners in repayment of the entire principal amounts of any outstanding Partners Loans, together with all accrued but unpaid interest thereon, first on account of accrued interest thereon (in proportion to the interest so accrued) and then in repayment of the principal amounts thereof (in proportion to the respective outstanding amounts of principal);

          E.    To the Partners in reduction of their then outstanding Capital Balances, in proportion to the respective amounts of such Capital Balances, until such time as their respective Capital Balances shall have been reduced to zero; and, thereafter,

          F.     To all Partners in accordance with their respective Participation Percentages.

        9.4.    Distributions of Property.     No Partner may demand or receive property other than cash in return for its contributions, loans or advances or upon dissolution as provided herein, except upon the written approval of a Majority in Interest of the Limited Partners.

        9.5.    Actions of the Liquidating Partner; Statements of Account.

          A.    During the period of liquidation (which will be such reasonable time as may be required for the orderly completion of liquidation and distribution as set forth above), the Liquidating Partner, as trustee for the benefit of all Partners as tenants in common, will take any and all action necessary or appropriate to complete such liquidation and distribution as provided in this Article, having for such purpose all of the powers enumerated in Article V of this Agreement necessary or appropriate to accomplish the same.

          B.    The Liquidating Partner will prepare a final statement of the accounts of the Partnership as of the date of termination, and, as promptly as possible thereafter, a copy thereof will be furnished to each Partner. Such statement will set forth the actual or contemplated application and distribution of the assets of the Partnership. Upon completion of distribution as required hereby, a further statement for the period of liquidation will be so prepared by the Liquidating Partner and furnished to each Partner.

ARTICLE X

INDEMNIFICATION AND CONTRIBUTION

        10.1.    Limitations on Liability.

          A.    Treatment of the General Partner.    The General Partner (and the General Partner's directors and officers) shall not be liable, in damages or otherwise, to any of the Partners or to the Partnership for any loss, liability, damage or expense arising from any: (i) act, omission or failure to act, which act, omission or failure to act was within the authority conferred pursuant to the terms of this Agreement; or (ii) act, omission or failure to act based upon reasonable reliance on the advice of the accountants for or legal counsel to the Partnership; provided, however, that, except for willful misconduct committed in connection with any act described in Section 5.1 hereof, such act, omission or failure to act did not constitute gross negligence. With respect to any agreement between the Partnership and any Partner or Affiliate of a Partner, such Partner in its capacity as a General Partner (and its directors, officers, employees and agents) shall be entitled to the benefits of the preceding sentence notwithstanding any conflict of interest arising therefrom, and such Partner may act with respect to any such agreement as it may desire in its sole discretion.

          B.    Treatment of Chief Executive Officer, Officers and Directors.    Any Director or Officer of the Partnership, including the Chief Executive Officer, shall not be liable, in damages or otherwise, to the Partnership or any Partner for any loss, liability, damage or expense arising from any act, omission or failure to act on behalf of the Partnership, which act, omission or failure to act was within the scope of the authority conferred on such Director or Officer pursuant to the terms of this Agreement and in accordance with Section 4.1 or Section 4.2 hereof, as the case may be, unless such act, omission or failure to act constituted willful misconduct or gross negligence or such Director or Officer did not act in good faith and in a manner which that Director or Officer reasonably believed to be in to the best interests of the Partnership.

          C.    Treatment of Other Agents.    Unless named as a General Partner in the Certificate, no Person who is properly acting as an employee or agent of the Partnership or of any Partner, or who serves on any committee of the Partnership, and no Limited Partner which any such Person represents, regardless of action or omission taken by such Person, shall have or be deemed to have any liability to any Person other than the Partners or the Partnership, including the general liability of a General Partner, by reason of any such action or omission.

        10.2.    Indemnification.

          A.    Grant of Indemnity.    To the fullest extent permitted by law, the Partnership shall indemnify, defend and save harmless each present and former General Partner, Director and Officer of the Partnership, and may indemnify, defend and save harmless any Person serving at the request of any of the foregoing as an employee, agent or other representative of the Partnership, or any other Person in which the Partnership has an interest, by reason of: (i) any act performed by such Person within the scope of the authority conferred upon it pursuant to the terms of this Agreement; (ii) any omission or failure to perform in reliance upon the terms of this Agreement; or (iii) such Person's acts, omissions or failures to perform any acts on behalf of the General Partners or the Partnership on such Person's reasonable reliance on the written advice of the accountants for, or legal counsel to, the Partnership; provided such act, omission or failure did not constitute willful misconduct or gross negligence and, in the case of an Officer, such Officer acted in good faith and in a manner such Officer reasonably believed to be in or not opposed to the best interests of the Partnership. Any indemnity under this Section 10.2 shall be provided first out of and to the extent of Partnership assets before any General Partner shall have any personal liability in respect thereof, and no Limited Partner shall have any personal liability on account thereof.

          B.    Advancing Expenses.    To the fullest extent permitted by law, expenses (including reasonable attorneys' fees) incurred by any Person identified in Section 10.2A hereof and entitled to indemnification under the terms of Section 10.2A hereof, incurred in responding to or defending any claim, demand, action, suit, investigation or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit, investigation or proceeding upon receipt by the Partnership of an undertaking by or on behalf of such Person to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 10.2A hereof.

          C.    Indemnification Procedure.    A party seeking indemnification (the "Indemnified Party") shall notify the Partnership (the "Indemnifying Party") and the other parties of any claim of such Indemnified Party for indemnification under this Agreement within thirty days (30) of the date on which such Indemnified Party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the Indemnifying Party shall be given reasonable access to any documents or properties within the control of the Indemnified Party as may be useful in the investigation of the basis for such claim. The failure to so notify the Indemnifying Party within such thirty-day (30) period shall not constitute a waiver of such claim but an Indemnified Party shall not be entitled to receive any indemnification with respect to any losses that occurred as a result of the failure of such person to give such notice.

          In the event any Indemnified Party seeks indemnification hereunder based upon a claim asserted by a third party, the Indemnifying Party shall have the right (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than twenty (20) days following notice of the claim by the Indemnified Party or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an

  Indemnified Party and an Indemnifying Party and the Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. If the Indemnifying Party does not so choose to defend or prosecute any such claim asserted by a third party for which any Indemnified Party would be entitled to indemnification hereunder, then the Indemnified Party shall be entitled to recover from the Indemnifying Party, all of its expenses, (including reasonable attorneys' fees), incurred in the defense of such claim in accordance with the procedure set forth in Section 10.2B hereof. Notwithstanding the assumption of the defense of any claim by an Indemnifying Party pursuant to this paragraph, the Indemnified Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

          D.    No Guaranty of Employment.    Neither this Section 10.2 nor this Agreement shall be deemed to constitute a contract between the Partnership and any Officer or employee, or to be consideration or inducement for the employment of any Officer or employee by the Partnership. Nothing contained in this Agreement shall be deemed to give any Officer or employee the right to be retained in the service of the Partnership or to interfere with the rights of the Partnership to discharge or terminate the service of any Officer or employee at any time without regard to the effect such discharge or termination may have on any rights under this Section 10.2 or this Agreement.

        10.3.    Insurance.     The Partnership may purchase insurance covering the potential liabilities of the General Partners, the Directors and any Officers of the Partnership or any other Person serving at the request of any of the foregoing as an employee, agent or other representative of the Partnership or any other Person in which the Partnership has an interest.

        10.4.    Contribution Among General Partners.

          A.    Right of Contribution.    If any General Partner or Affiliate of such General Partner is required to pay any amount of any liability or obligation of the Partnership or any amount of which all General Partners otherwise have a common obligation (including any amount due from the Partnership pursuant to Section 10.2), which amount is in excess of such General Partner's proportionate share thereof (based on its Percentage Share at the time such liability or obligation was incurred) (an "Excess Payment"), then such General Partner (a "Collecting General Partner") shall be entitled to seek contribution from each Person who was a general partner of the Partnership at the time that such liability or obligation was incurred (each a "Contributing General Partner" and, collectively, the "Contributing General Partners") in accordance with the provisions of this Section 10.4.

          B.    Contribution Procedure.    A Collecting General Partner shall, in accordance with Section 11.1 hereof, notify the contributing General Partners of any claim for contribution under this Agreement (the "Collecting General Partner's Notice") within 30 days of the date upon which the Collecting General Partner is required to make any Excess Payment. The Collecting General Partner's Notice shall specify in reasonable detail the nature and the amount of the Collecting General Partner's claim. Each contributing General Partner shall, no later than the thirtieth (30th) day after the Collecting General Partner's Notice was given to such contributing General Partner, pay the Collecting General Partner an amount equal to the Excess Payment multiplied by a percentage representing the amount that such Contributing General Partner owns of the total general partnership interest.

          C.    Failure to Contribute.    If any Contributing General Partner fails to fulfill its obligations under this Section 10.4, such obligations may be charged against the other Contributing General Partners in the same proportions as their respective portion of the Excess Payment of such other

  Contributing General Partners at the time that the liability or obligation giving rise to the Excess Payment was incurred (such proportions to be determined without regard to the portion of ownership of the defaulting Contributing General Partner), without, however, relieving such defaulting Contributing General Partner from any liability therefor.

        10.5.    No Per Se Denial For Interested Parties.     No Person shall be denied indemnification, in whole or in part, under this Article X solely by reason of the fact that (i) such Person had an interest in the transaction with respect to which the indemnification applies; provided, however, that the transaction was not expressly prohibited by this Agreement or (ii) such Person was or is an employee or associate of any Partner. The provisions of this Article X are for the benefit of the Partnership and those other Persons specified herein, and are not for the benefit of any other Person.

        10.6.    Survival After Partner Withdrawal.     The agreements contained in this Article X shall survive the withdrawal of any Partner from the Partnership and shall be enforceable by and against any such Partner. The agreements contained in this Article X shall survive any dissolution and termination of the Partnership.

ARTICLE XI

NOTICES AND COMMUNICATIONS

        11.1.    Notices.     All notices, demands, requests, calls and other communications required by or permitted under this Agreement shall be in writing (whether or not a writing is expressly required hereby) and shall be directed if to a Partner, at its respective address set forth on Exhibit B hereto, and if to the Partnership, to the General Partner at its address set forth on Exhibit B hereto.

        11.2.    Change of Address.     Any Limited Partner may specify a different address by sending to the Partnership and to the General Partner a notice of such different address. If the address of the Partnership or of the General Partner is changed, a written notice of such change of address shall be sent by the General Partner to each other Partner.

        11.3.    Method and Time of Communications.     Any notice, demand, request, call or other communication required or permitted to be given or made to a Partner or to the Partnership under this Agreement may be hand delivered, or sent by first class U.S. mail or by recognized overnight courier or by facsimile and will be deemed given or made when delivered to or received by such Partner or the Partnership, as the case may be, at its address.

ARTICLE XII

MISCELLANEOUS

        12.1.    Certificate of Partnership Interest.     The partnership interests in the Partnership shall be evidenced by certificates in the form of Exhibit C hereto, and each such certificate shall be executed by an Officer of the Partnership. On the date hereof, a certificate showing 100% of the general partnership interests is being issued to Travel Transaction Processing Corporation, and a certificate showing 100% of the limited partnership interests is being issued to WS Holdings LLC. The Partnership shall maintain books for the purpose of registering the transfer of partnership interests. A transfer of partnership interests in the Company shall be effected by the Company's registering the transfer upon delivery of an endorsed certificate representing the partnership interests being transferred.

        12.2.    Opt in to UCC Article 8.     The Partnership hereby irrevocably elects that all partnership interests in the Partnership shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing partnership interests in the Partnership shall bear the following legend:

  THIS CERTIFICATE EVIDENCES AN INTEREST IN WORLDSPAN, L.P. AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF EACH OTHER APPLICABLE JURISDICTION. THIS PROVISION SHALL NOT BE AMENDED, AND ANY PURPORTED AMENDMENT TO THIS PROVISION, SHALL BE NULL AND VOID.

        12.3.    Filings.     The Partners agree that they shall from time to time sign, acknowledge and file any certificates, instruments and documents which may be required to be filed by the Partnership under the laws of the United States, any state, or any political subdivision thereof, or by any governmental or quasi-governmental agency, or which the General Partner deems it advisable to file.

        12.4.    Bank Accounts.     All funds of the Partnership will be deposited in such Partnership bank account or accounts as designated from time to time by the General Partner. Withdrawals from any such bank account or accounts will be made upon such signature or signatures of the Chief Financial Officer, the Controller or such other person or persons as the General Partner or the Chief Financial Officer may from time to time designate.

        12.5.    Inspections.     Any Partner shall have the full right and privilege at any time, at its own cost and expense, to inspect all or any part of any Partnership property.

        12.6.    Other Remedies.     Any Partner shall have and shall maintain all rights or remedies it may have against any other Partner, at law or in equity or by this Agreement, including without limitation rights or remedies for or in respect of conduct constituting a fraud on the Partnership or on any Partner, or for or in respect of a breach of any fiduciary obligation.

        12.7.    Partners as Creditors.     Any Partner who is a bona fide creditor of the Partnership as a lender thereto or by reason of any other debtor/creditor relationship therewith (in each case with the approval of Partners as and to the extent required hereby; and specifically including, without limitation, creditor status arising by reason of the making of any Partners' Loan) shall be permitted, in the event if any breach thereof or default thereunder, to take such action and to exercise and pursue such other rights, powers or remedies against the Partnership and/or against any other obligor, which rights, powers or remedies is or are available to such Partner by law, in equity or by contract; and the taking of any such action, the exercise and pursuit of any such right power or remedy, and the execution or foreclosure on any Partnership property in connection therewith, shall each be understood to be for the benefit of the creditor-Partner only and shall not be deemed or understood to cause or permit a reconstitution of the Partnership for the benefit of any other Partner.

        12.8.    Independent Ventures.     Any Partner may engage in or possess interests in other business ventures of every nature and description, independently or with others, and whether such ventures compete with the business of the Partnership or not; and neither the Partnership nor any Partner will have any rights by virtue of this Agreement or the existence of this Partnership in or to such independent ventures or to the income or profits derived herefrom.

        12.9.    Non Partition.     No Partner shall be entitled to seek partition of any Partnership property.

        12.10.    Partial Invalidity.     The invalidity or unenforceability of a portion of this Agreement will not affect the validity or enforceability of the remainder hereof.

        12.11.    Governing Law; Parties in Interest.     This Agreement will be governed by and construed according to the laws of the State of Delaware, and will bind and inure to the benefit of the Partners and each of their respective heirs, successors, assigns, executors, administrators and personal representatives.

        12.12.    Amendment.     This Agreement may be amended only by and with (i) the written consent of and approval by the General Partner, and (ii) the written consent of and approval by a Majority in Interest of the Limited Partners.

        12.13.    Execution in Counterparts.     This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

        12.14.    Computation of Time.     In computing any period of time pursuant to this Agreement, the day of the act, date of notice, event or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a legal holiday in the State of Delaware, in which event the period runs until end of the next day which is not a Saturday, Sunday or such legal holiday.

        12.15.    Table of Contents; Titles and Captions.     The Table of Contents preceding this Agreement all article, section or subsection titles or captions contained herein are for convenience only and are not deemed part of the context hereof.

        12.16.    Pronouns and Plurals.     All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

        12.17.    Exhibits.     The Exhibits attached hereto form a part of this Agreement and are hereby incorporated herein by reference.

        12.18.    Entire Agreement.     This Agreement and its Exhibits contain the entire understanding and agreements among the Partners, and supersede any prior understandings and agreements among them respecting the subject matter hereof.

        IN WITNESS WHEREOF, the Partners have executed this Agreement the day and year first above written.

GENERAL PARTNER
TRAVEL TRANSACTION PROCESSING CORPORATION
/s/ Rakesh Gangwal Name: Rakesh Gangwal Title: President and Chief Executive Officer
LIMITED PARTNER
WS HOLDINGS LLC
/s/ Rakesh Gangwal Name: Rakesh Gangwal Title: President

EXHIBIT A

Schedule of Partners' Initial Capital Contributions,
Capital Balances and Participation Percentages

Name	Initial Capital Contributions	Capital Balances	Participation Percentages
GENERAL PARTNER(S)
Travel Transaction Processing Corporation	372,885,084	372,885,084	99.996
LIMITED PARTNERS
WS Holdings LLC	14,916	14,916.004

TOTALS	$372,900,000	$372,900,000	100.00%

EXHIBIT B

Names and Addresses and Certain Responsibilities of Partners

GENERAL PARTNER(S):
Travel Transaction Processing Corporation	300 Galleria Parkway, N.W. Atlanta, Georgia 30339 Attention: General Counsel Fax: 770-563-7878
LIMITED PARTNERS:
WS Holdings LLC	300 Galleria Parkway, N.W. Atlanta, Georgia 30339 Attention: General Counsel Fax: 770-563-7878

The General Partner responsible for the day-to-day affairs of the Partnership is:

        Travel Transaction Processing Corporation

EXHIBIT C

Form of Certificate

CERTIFICATE FOR
WORLDSPAN, L.P.

        THESE                          PARTNERSHIP INTERESTS MAY NOT BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SHALL BE IN EFFECT WITH REGARD THERETO, OR UNLESS AN OPINION OF LEGAL COUNSEL SHALL BE DELIVERED TO THE COMPANY IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH DISPOSITION WOULD NOT CONSTITUTE A VIOLATION OF ANY RELEVANT FEDERAL OR STATE SECURITIES LAWS. THIS CERTIFICATE AND THE                          PARTNERSHIP INTERESTS REPRESENTED THEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE LIMITED PARTNERSHIP AGREEMENT OF THE COMPANY. THE COMPANY WILL FURNISH A COPY OF SAID AGREEMENT TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE THEREFOR.

Certificate Number 1	% of Partnership Interests

        WORLDSPAN, L.P., a Delaware limited partnership (the "Company"), hereby certifies that                          (the "Holder") is the registered owner of a     %                          partnership interest in the Company (the "Interests"). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE INTERESTS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF, THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE COMPANY, DATED AS OF JUNE 30, 2003, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE "AGREEMENT"). THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests.

        This certificate evidences an interest in WORLDSPAN, L.P. and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.

        This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

        IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

WORLDSPAN, L.P.
Dated:	Name:
Title: